                                                                   EXHIBIT 10.27


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                               USWEB CORPORATION

                       USWEB ACQUISITION CORPORATION 134

                                      AND

                                CKS GROUP, INC.

                         DATED AS OF SEPTEMBER 1, 1998

                               TABLE OF CONTENTS
                                                                     PAGE
                                                                     ----
ARTICLE I...........................................................    2
  1.1  The Merger...................................................    2
  1.2  Effective Time; Closing......................................    2
  1.3  Effect of the Merger.........................................    2
  1.4  Certificate of Incorporation; Bylaws.........................    2
  1.5  Directors and Officers.......................................    2
  1.6  Effect on Capital Stock......................................    3
  1.7  Surrender of Certificates....................................    3
  1.8  No Further Ownership Rights in CKS Common Stock..............    5
  1.9  Lost, Stolen or Destroyed Certificates.......................    5
 1.10 Tax and Accounting Consequences...............................    5
 1.11 Taking of Necessary Action; Further Action....................    5

ARTICLE II..........................................................    5
  2.1  Organization of CKS..........................................    5
  2.2  CKS Capital Structure........................................    6
  2.3  Obligations With Respect to Capital Stock....................    6
  2.4  Authority....................................................    7
  2.5  Section 203 of the Delaware General Corporation Law
       Not Applicable...............................................    7
  2.6  SEC Filings; CKS Financial Statements........................    8
  2.7  Absence of Certain Changes or Events.........................    8
  2.8  Taxes........................................................    8
  2.9  Intellectual Property........................................   10
 2.10  Compliance; Permits; Restrictions............................   10
 2.11  Litigation...................................................   11
 2.12  Brokers' and Finders' Fees...................................   11
 2.13  Employee Matters and Benefit Plans...........................   11
 2.14  Absence of Liens and Encumbrances............................   12
 2.15  Environmental Matters........................................   12
 2.16  Labor Matters................................................   13
 2.17  Agreements, Contracts and Commitments........................   13
 2.18  International Employee Plan..................................   14
 2.19  Pooling of Interests.........................................   14
 2.20  Change of Control Payments...................................   14
 2.21  Statements; Proxy Statement/Prospectus.......................   14
 2.22  Board Approval...............................................   15
 2.23  Fairness Opinion.............................................   15

ARTICLE III.........................................................   15
  3.1  Organization of USWeb........................................   15
  3.2  USWeb and Merger Sub Capital Structure.......................   16
  3.3  Obligations With Respect to Capital Stock....................   17
  3.4  Authority....................................................   17
  3.5  Section 203 of the Delaware General Corporation Law
       Not Applicable...............................................   18
  3.6  SEC Filings; USWeb Financial Statements......................   18
  3.7  Absence of Certain Changes or Events.........................   19
  3.8  Taxes........................................................   19
  3.9  Intellectual Property........................................   20
 3.10  Compliance; Permits; Restrictions............................   21
 3.11  Litigation...................................................   21
 3.12  Brokers' and Finders' Fees...................................   21


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                                                                           PAGE
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  3.13 Employee Benefit Plans.............................................  21
  3.14 Absence of Liens and Encumbrances..................................  23
  3.15 Environmental Matters..............................................  23
  3.16 Labor Matters......................................................  23
  3.17 Agreements, Contracts and Commitments..............................  24
  3.18 Pooling of Interests...............................................  25
  3.19 Change of Control Payments.........................................  25
  3.20 Statements; Proxy Statement/Prospectus.............................  25
  3.21 Board Approval.....................................................  25
  3.22 Fairness Opinion...................................................  25
ARTICLE IV................................................................  25
  4.1  Conduct of Business................................................  25
ARTICLE V.................................................................  28
  5.1  Proxy Statement/Prospectus; Registration Statement; Other Filings;
     Board Recommendations................................................  28
  5.2  Meetings of Stockholders...........................................  28
  5.3  Confidentiality....................................................  29
  5.4  No Solicitation....................................................  29
  5.5  Public Disclosure..................................................  33
  5.6  Legal Requirements.................................................  33
  5.7  Third Party Consents...............................................  34
  5.8  FIRPTA.............................................................  34
  5.9  Notification of Certain Matters....................................  34
  5.10 Regulatory Filings; Reasonable Efforts.............................  34
  5.11 Stock Options and Employee Benefits................................  34
  5.12 Form S-8...........................................................  36
  5.13 Indemnification and Insurance......................................  36
  5.14 Nasdaq Listing.....................................................  37
  5.15 USWeb Holder Agreement.............................................  37
  5.16 CKS Holder Agreement...............................................  37
  5.17 INTENTIONALLY OMITTED..............................................  37
  5.18 Board of Directors of the Combined Company.........................  37
  5.19 Officers of Combined Company; Executive Committee..................  37
  5.20 Change of Name; Increase in Authorized Shares......................  38
  5.21 Voting Agreements..................................................  38
  5.22 Tax-Free Reorganization............................................  38
ARTICLE VI................................................................  38
  6.1  Conditions to Obligations of Each Party to Effect the Merger.......  38
  6.2  Additional Conditions to Obligations of CKS........................  39
  6.3  Additional Conditions to the Obligations of USWeb and Merger Sub...  40
ARTICLE VII...............................................................  40
  7.1  Termination........................................................  40
  7.2  Notice of Termination; Effect of Termination.......................  42
  7.3  Fees and Expenses..................................................  42
  7.4  Amendment..........................................................  43
  7.5  Extension; Waiver..................................................  44
ARTICLE VIII..............................................................  44
  8.1  Non-Survival of Representations and Warranties.....................  44
  8.2  Notices............................................................  44

                                       ii
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  8.3  Interpretation; Knowledge...........................................  45
  8.4  Counterparts........................................................  45
  8.5  Entire Agreement; Third Party Beneficiaries.........................  45
  8.6  Severability........................................................  45
  8.7  Other Remedies; Specific Performance................................  45
  8.8  Governing Law.......................................................  45
  8.9  Rules of Construction...............................................  46
  8.10 Assignment..........................................................  46

                               INDEX OF EXHIBITS

Exhibit A Form of CKS Stock Option Agreement
Exhibit B Form of USWeb Stock Option Agreement
Exhibit C Form of Certificate of Merger
Exhibit D Form of USWeb Holder Agreement
Exhibit E Form of CKS Holder Agreement
Exhibit F Form of Non-Competition Agreement
Exhibit G Form of CKS Voting Agreement
Exhibit H Form of USWeb Voting Agreement

                                                                   EXHIBIT 10.27
                                                                   -------------

                     AGREEMENT AND PLAN OF REORGANIZATION

  This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of September 1, 1998 among USWeb Corporation, a Delaware corporation ("USWeb"), USWeb Acquisition Corporation 134, a Delaware corporation and a wholly owned subsidiary of USWeb ("Merger Sub"), and CKS Group, Inc., a Delaware corporation ("CKS").

                                   RECITALS

  A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the Delaware General Corporation Law ("Delaware Law"), USWeb and CKS intend to enter into a business combination transaction to pursue their long-term business strategies.

  B. The combination of USWeb and CKS shall be effected by the terms of this Agreement through a transaction in which Merger Sub will merge with and into CKS, CKS will become a wholly owned subsidiary of USWeb and the stockholders of CKS will become stockholders of USWeb.

  C. The combined company following the Merger (as defined in Section 1.1) will be called Reinvent Communications, Inc. In addition, immediately upon the effectiveness of the Merger, the Board of Directors of the combined company would consist of nine members, with designees of USWeb to hold seven of such seats and designees of CKS to hold two of such seats. The senior management of the combined company will consist of senior management from both USWeb and CKS.

  D. The Board of Directors of CKS (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of CKS and fair to, and in the best interests of, CKS and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of CKS adopt and approve this Agreement and approve the Merger.

  E. The Board of Directors of USWeb (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of USWeb and fair to, and in the best interests of, USWeb and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of USWeb vote to approve the issuance of shares of USWeb Common Stock (as defined below) to the stockholders of CKS pursuant to the terms of the Merger.

  F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

  G. It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

  H. Concurrently with the execution of this Agreement, and as a condition and inducement to CKS's and USWeb's willingness to enter into this Agreement, CKS shall execute and deliver a stock option agreement in favor of USWeb in substantially the form attached hereto as Exhibit A (the "CKS Stock Option Agreement"), and USWeb shall execute and deliver a stock option agreement in favor of CKS in substantially the form attached as Exhibit B (the "USWeb Stock Option Agreement" and, together with the CKS Stock Option Agreement, the "Stock Option Agreements"). The Board of Directors of each of CKS and USWeb have approved the Stock Option Agreements.

  NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                  THE MERGER

  1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into CKS (the "Merger"), the separate corporate existence of Merger Sub shall cease, and CKS shall continue as the surviving corporation. CKS as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

  1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, substantially in the form of Exhibit C hereto (the "Certificate of Merger"), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the "Effective Time") on the Closing Date (as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and Plan of Reorganization. The closing of the Merger (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

  1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in Section 261 of Delaware Law and other applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of CKS and Merger Sub; and all and singular, the rights, privileges, powers and franchises of each of CKS and Merger Sub, and all property, real, personal and mixed, and all debts due to either of CKS and Merger Sub on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of CKS and Merger Sub, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of CKS and Merger Sub, and the title to any real estate vested by deed or otherwise under the laws of the State of Delaware, in either of CKS and Merger Sub, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of CKS and Merger Sub shall be preserved unimpaired, and all debts, liabilities and duties of CKS and Merger Sub shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred or contracted by it.

  1.4 Certificate of Incorporation; Bylaws.

  (a) The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be CKS Group Corporation.

  (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended as provided by law and such Bylaws.

  1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time, together with Pierre Lamond, Alexandre Balkanski, Barry Linsky, and Michael Slade, the four outside directors of CKS as of the date of this Agreement, shall be the initial directors of the Surviving Corporation.

The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, until their respective successors are duly appointed.

  1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, CKS or the holders of any of the following securities:

  (a) Conversion of CKS Common Stock. Each share of Common Stock, $0.001 par value, of CKS (the "CKS Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of CKS Common Stock to be canceled pursuant to Section 1.6(b)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into the right to receive 1.5 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of Common Stock, $0.001 par value per share, of USWeb (the "USWeb Common Stock") upon surrender of the certificate representing such share of CKS Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

  (b) Cancellation of USWeb-Owned Stock. Each share of CKS Common Stock held by CKS or owned by Merger Sub, USWeb or any direct or indirect wholly owned subsidiary of CKS or of USWeb immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

  (c) Stock Options; Employee Stock Purchase Plans. At the Effective Time, all options to purchase CKS Common Stock then outstanding under CKS's 1995 Series B Common Stock Plan, 1995 Stock Plan, 1995 Director Option Plan, and 1996 Supplemental Stock Plan and the Site Specific, Inc. 1996 Stock Option Plan, in each case as amended (collectively, the "CKS Stock Plans"), shall be assumed by USWeb in accordance with Section 5.11 hereof. At the Effective Time, in accordance with the terms of CKS's 1995 Employee Stock Purchase Plan and 1997 Employee Stock Purchase Plan, as the case may be, (collectively, the "CKS ESPPs"), and in accordance with Section 5.11 hereof, USWeb shall assume the CKS ESPPs.

  (d) Capital Stock of Merger Sub. Each share of Common Stock, $0.001 par value, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

  (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into USWeb Common Stock or CKS Common Stock), reorganization, recapitalization or other like change with respect to USWeb Common Stock or CKS Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

  (f) Fractional Shares. No fraction of a share of USWeb Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of CKS Common Stock who would otherwise be entitled to a fraction of a share of USWeb Common Stock (after aggregating all fractional shares of USWeb Common Stock to be received by such holder) shall receive from USWeb an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of USWeb Common Stock for the ten most recent days that USWeb Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported by the Nasdaq Stock Market.

  1.7 Surrender of Certificates.

  (a) Exchange Agent. ChaseMellon Shareholder Services LLP shall act as the exchange agent (together with any successor exchange agent as may be appointed, the "Exchange Agent") in the Merger pursuant to an exchange agency agreement with USWeb which shall be in a form reasonably acceptable to CKS.

  (b) USWeb to Provide Common Stock. Promptly (and in no event later than the fifth business day) after the Effective Time, USWeb shall make available to the Exchange Agent for exchange in accordance with this

Article I, the shares of USWeb Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of CKS Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions which holders of shares of CKS Common Stock may be entitled pursuant to Section 1.7(d).

  (c) Exchange Procedures. Promptly (and in no event later than the fifth business day) after the Effective Time, USWeb shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of CKS Common Stock whose shares were converted into the right to receive shares of USWeb Common Stock pursuant to
Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as USWeb, in consultation with CKS prior to the Effective Time, may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of USWeb Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of USWeb Common Stock, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) as to the payment of dividends, to evidence the ownership of the number of full shares of USWeb Common Stock into which such shares of CKS Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with
Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d).

  (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to USWeb Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of USWeb Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, certificates representing whole shares of USWeb Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of USWeb Common Stock.

  (e) Transfers of Ownership. If certificates for shares of USWeb Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to USWeb or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of USWeb Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of USWeb or any agent designated by it that such tax has been paid or is not payable.

  (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, USWeb, the Surviving Corporation and CKS and none of their respective directors, officers, employees or agents hereto shall be liable to a holder of shares of USWeb Common Stock or CKS Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

  1.8 No Further Ownership Rights in CKS Common Stock. All shares of USWeb Common Stock issued upon the surrender for exchange of shares of CKS Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of CKS Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of CKS Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

  1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of USWeb Common Stock, cash for fractional shares, if any, as may be required pursuant to
Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that USWeb may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against USWeb, CKS or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

  1.10 Tax and Accounting Consequences.

  (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

  (b) It is intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

  1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of CKS and Merger Sub, the officers and directors of CKS and Merger Sub will take all such further action to the extent lawful and necessary, as long as such action is consistent with this Agreement.

                                  ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF CKS

  CKS represents and warrants to USWeb and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by CKS to USWeb dated as of the date hereof and certified by a duly authorized officer of CKS (the "CKS Schedules"), as follows:

  2.1 Organization of CKS.

  (a) CKS and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on CKS.

  (b) CKS has delivered to USWeb a true and complete list of all of CKS's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and CKS's equity interest therein.

  (c) CKS has delivered or made available to USWeb a true and correct copy of the Certificate of Incorporation and Bylaws of CKS and equivalent governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither CKS nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

  (d) When used in connection with CKS, the term "Material Adverse Effect" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of CKS and its subsidiaries taken as a whole (except for those changes, events and effects that are directly caused by (i) conditions affecting national, regional or world economies, (ii) conditions affecting the integrated marketing communications services and internet services industries as a whole, (iii) the pendency or announcement of this Agreement or the transactions contemplated hereby, including changes, events or effects resulting from employee attrition or a delay of, reduction in or cancellation or change in the terms of customer engagements, to the extent attributable to the pendency or announcement of this Agreement or the transactions contemplated hereby, (iv) failure of CKS's and its subsidiaries' results of operations to meet any internal or external predictions, projections, estimates or expectations, or (v) changes in the market price or trading volume of CKS capital stock, which conditions (in the case of clauses
(i) and (ii)) do not affect CKS in a disproportionate manner).

  2.2 CKS Capital Structure. The authorized capital stock of CKS consists of 30,000,000 shares of Common Stock, $0.001 par value, of which there were 15,312,037 shares issued and outstanding as of May 31, 1998 and 2,000,000 shares of Preferred Stock, $0.001 par value, of which no shares are issued or outstanding. All outstanding shares of CKS Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of CKS or any agreement or document to which CKS is a party or by which it is bound. As of August 28, 1998, CKS had reserved an aggregate of 750,000 shares, 2,600,000 shares, 200,000 shares and 1,000,000 shares, respectively, of CKS Common Stock for issuance to employees, consultants and non-employee directors pursuant to CKS's 1995 Series B Common Stock Plan, 1995 Stock Plan, 1995 Director Option Plan, and 1996 Supplemental Stock Plan. In addition, there are options to purchase shares of CKS Common Stock pursuant to the Site Specific, Inc. 1996 Stock Option Plan assumed by CKS in connection with CKS's acquisition of Site Specific, Inc. All shares of CKS Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. CKS has provided a list of options to acquire shares of CKS Common Stock on or about August 28, 1998, the name of the holder of such option, the exercise price of such option, the number of shares as to which such option will have vested at such date and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicate the extent of acceleration, if any. As of August 28, 1998 an aggregate of 300,000 shares of CKS Common Stock were reserved for issuance pursuant to the CKS 1995 Employee Stock Purchase Plan.

  2.3 Obligations With Respect to Capital Stock. Except as set forth in
Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of CKS, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities CKS owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of CKS, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which CKS or any of its subsidiaries is a party or by which it is bound obligating CKS or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of CKS or any of its subsidiaries or obligating CKS or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of CKS, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of CKS or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

  2.4 Authority.

  (a) CKS has all requisite corporate power and authority to enter into this Agreement and the CKS Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the CKS Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of CKS, subject only to the approval and adoption of this Agreement and the approval of the Merger by CKS's stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. A vote of the holders of at least a majority of the outstanding shares of the CKS Common Stock is required for CKS's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by CKS and, assuming the due authorization, execution and delivery by USWeb and, if applicable, Merger Sub, constitutes a valid and binding obligation of CKS, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement and the CKS Stock Option Agreement by CKS do not, and the performance of this Agreement and the CKS Stock Option Agreement by CKS will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of CKS or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by CKS's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to CKS or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair CKS's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of CKS or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which CKS or any of its subsidiaries is a party or by which CKS or any of its subsidiaries or its or any of their respective properties are bound or affected. The CKS Schedules list all material consents, waivers and approvals under any of CKS's or any of its subsidiaries' material agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

  (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity"), is required to be obtained or made by CKS in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement (as defined in Section 2.21) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and other filings as may be required under applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to CKS or USWeb or have a material adverse effect on the ability of the parties to consummate the Merger.

  2.5 Section 203 of the Delaware General Corporation Law Not Applicable. The Board of Directors of CKS has taken all actions so that the restrictions contained in Section 203 of the Delaware Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

  2.6 SEC Filings; CKS Financial Statements.

  (a) CKS has filed all forms, reports and documents required to be filed with the SEC since December 1, 1995, and has made available to USWeb such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that CKS may file subsequent to the date hereof) are referred to herein as the "CKS SEC Reports." As of their respective dates, the CKS SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such CKS SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of CKS's subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in CKS SEC Reports (the "CKS Financials"), including any CKS SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the consolidated financial position of CKS and its subsidiaries as at the respective dates thereof and the consolidated results of CKS's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of CKS contained in CKS SEC Reports as of May 31, 1998 is hereinafter referred to as the "CKS Balance Sheet." Except as disclosed in the CKS Financials, since the date of the CKS Balance Sheet neither CKS nor any of its subsidiaries has incurred any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of CKS and its subsidiaries taken as a whole, except liabilities (i) provided for in the CKS Balance Sheet, or (ii) incurred since the date of the CKS Balance Sheet in the ordinary course of business consistent with past practices and immaterial in the aggregate.

  (c) CKS has heretofore furnished to USWeb a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by CKS with the SEC pursuant to the Securities Act or the Exchange Act.

  2.7 Absence of Certain Changes or Events. Since the date of the CKS Balance Sheet through the date of this Agreement, there has not been: (i) any Material Adverse Effect on CKS, (ii) any material change by CKS in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any material revaluation by CKS of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

  2.8 Taxes.

  (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including those based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

  (b) Tax Returns and Audits.

    (i) CKS and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by CKS and each of its subsidiaries, except such Returns which are not material to CKS, and have paid all Taxes shown to be due on such Returns.

    (ii) Except as is not material to CKS, CKS and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

    (iii) Except as is not material to CKS, neither CKS nor any of its subsidiaries has been delinquent in the payment of any Tax other than Taxes not yet due and payable nor is there any Tax deficiency outstanding, proposed or assessed against CKS or any of its subsidiaries, nor has CKS or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

    (iv) Except as is not material to CKS, no audit or other examination of any Return of CKS or any of its subsidiaries is presently in progress, nor has CKS or any of its subsidiaries been notified of any request for such an audit or other examination.

    (v) Except as is not material to CKS, no adjustment relating to any Returns filed by CKS or any of its subsidiaries has been proposed formally or informally by any Tax authority to CKS or any of its subsidiaries or any representative thereof and, to the knowledge of CKS, no basis exists for any such adjustment which would be material to CKS.

    (vi) Neither CKS nor any of its subsidiaries has any material liability for unpaid Taxes other than Taxes not yet due which has not been accrued for or reserved on the CKS Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to CKS.

    (vii) None of CKS's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

    (viii) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of CKS or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

    (ix) Neither CKS nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by CKS.

    (x) CKS is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

    (xi) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes payable by CKS or any of its subsidiaries.

    (xii) Neither CKS nor any of its subsidiaries is party to or affected by any tax-sharing or allocation agreement or arrangement.

    (xiii) The CKS Schedules list (y) any Tax exemption, Tax holiday or other Tax-sharing arrangement that CKS or any of its subsidiaries has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sharing arrangement and (z) any expatriate tax programs or policies affecting CKS or any of its subsidiaries. Each of CKS and its subsidiaries is in compliance with all terms and conditions required to maintain any material Tax exemption, Tax holiday or other Tax-sharing arrangement or order of any Governmental Entity and the consummation of the transactions contemplated hereby will not have any adverse effect in any material respects on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sharing arrangement or order.

  2.9 Intellectual Property.

  (a) CKS and its subsidiaries own, or have the right to use, sell or license all intellectual property necessary or required for the conduct of their respective businesses as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the "CKS IP Rights").

  (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any CKS IP Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any CKS IP Rights or materially impair the right of CKS, the Surviving Corporation or USWeb to use, sell or license any CKS IP Rights or portion thereof.

  (c) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by CKS or any of its subsidiaries violates in any material respect any license or agreement between any third party and CKS or any of its subsidiaries or, to the knowledge of CKS, infringes in any material respect any intellectual property right of any other party; and there is no pending or, to the knowledge of CKS, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any CKS IP Rights, nor has CKS received any written notice asserting that any CKS IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

  (d) CKS has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all CKS IP Rights.

  (e) There are no royalties, honoraria, fees or other payments payable by CKS to any person by reason of the ownership, use, license, purchase, sale or disposition or acquisition of the CKS IP Rights.

  2.10 Compliance; Permits; Restrictions.

  (a) Neither CKS nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to CKS or any of its subsidiaries or by which CKS or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which CKS or any of its subsidiaries is a party or by which CKS or any of its subsidiaries or its or any of their respective properties is bound or affected. To the knowledge of CKS, no investigation or review by any Governmental Entity is pending or threatened against CKS or any of its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon CKS or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of CKS or any of its subsidiaries, any acquisition of material property by CKS or any of its subsidiaries or the conduct of business by CKS as currently conducted.

  (b) CKS and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of CKS (collectively, the "CKS Permits"). CKS and its subsidiaries are in compliance in all material respects with the terms of the CKS Permits.

  2.11 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or as to which CKS or any of its subsidiaries has received any notice of assertion, nor, to CKS's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against CKS or any of its subsidiaries which reasonably would be likely to be material to CKS, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

  2.12 Brokers' and Finders' Fees. Except for fees payable to Goldman, Sachs & Co. pursuant to an engagement letter dated June 18, 1998, CKS has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

  2.13 Employee Matters and Benefit Plans.

  (a) The CKS Schedules contain a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, severance, relocation, repatriation, expatriation, visas, work permits, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA") which is current, contributed to, or required to be contributed to, by CKS or any person or entity under common control with CKS within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder (an "ERISA Affiliate") for the benefit of any current or former employee, consultant, director of CKS or any ERISA Affiliate (the "CKS Employees"), or with respect to which CKS or any Affiliate has or may have any liability or obligation (the "CKS Employee Plans"). CKS does not have any plan or commitment to establish any new CKS Employee Plan, to modify any CKS Employee Plan (except to the extent required by law or to conform any such CKS Employee Plan to the requirements of any applicable law, in each case as previously disclosed to USWeb in writing, or as required by this Agreement), or to enter into any CKS Employee Plan.

  (b) Documents. CKS has made available to USWeb correct and complete copies of all documents relating to each CKS Employee Plan including (without limitation) any and all amendments thereto and all related trust documents; the most recent actuarial valuations, if any, prepared for each CKS Employee Plan and any material contracts or agreements relating to each CKS Employee Plan.

  (c) Employee Plan Compliance. Except as otherwise set forth on CKS
Schedules: (i) CKS has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each CKS Employee Plan, and each CKS Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, rules and regulations; (ii) each CKS Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service ("IRS") with respect to each such CKS Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such CKS Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under
Section 408 of ERISA, has occurred with respect to any CKS Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of CKS, threatened or reasonably anticipated (other than routine claims for benefits) against any CKS Employee Plan or against the assets of any CKS Employee Plan; (v) each CKS Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to USWeb, CKS or any of its ERISA Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of CKS or any ERISA Affiliates, threatened by the IRS or Department of Labor with respect to any CKS Employee Plan; and (vii) neither CKS nor any ERISA Affiliate is subject to any penalty or tax with respect to any CKS Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

  (d) Pension Plan. Neither CKS nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code.

  (e) Multiemployer Plans. At no time has CKS or any ERISA Affiliate contributed to or been required to contribute to any "multiemployer plan" as defined in Section 3(37) of ERISA.

  (f) COBRA; HIPAA; FMLA. Neither CKS nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of Family Medical Leave Act of 1993, as amended, or any similar provisions of state law applicable to CKS Employees.

  (g) No Post-Employment Obligations. Except as set forth in Section 2.13(g) of the CKS Schedules, no CKS Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and CKS has never represented, promised or contracted (whether in oral or written form) to any CKS Employee (either individually or to CKS Employees as a group) or any other person that such CKS Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

  (h) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any CKS Employee Plan, trust, loan or other arrangements that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any CKS Employee.

  2.14 Absence of Liens and Encumbrances. CKS and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the CKS Financials and except for liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to CKS.

  2.15 Environmental Matters.

  (a) Hazardous Material. No underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office and janitorial supplies, are present, as a result of the actions of CKS or any of its subsidiaries or any affiliate of CKS, or, to CKS's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that CKS or any of its subsidiaries has at any time owned, operated, occupied or leased.

  (b) Hazardous Materials Activities. Neither CKS nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in material violation of any law in effect on or before the Closing Date, nor has CKS or any of its subsidiaries disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in material violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

  (c) Permits. CKS and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "CKS Environmental Permits") necessary for the conduct of CKS's and its subsidiaries' Hazardous Material Activities and other businesses of CKS and its subsidiaries as such activities and businesses are currently being conducted.

  (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to CKS's knowledge, threatened concerning any CKS Environmental Permit, Hazardous Material or any Hazardous Materials Activity of CKS or any of its subsidiaries. CKS is not aware of any fact or circumstance which could involve CKS or any of its subsidiaries in any material environmental litigation or impose upon CKS any material environmental liability.

  2.16 Labor Matters. CKS (i) is and has been in compliance in all respects with all applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to CKS Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to CKS Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for CKS Employees (other than routine payments to be made in the normal course of business and consistent with past practice). No work stoppage or labor strike against CKS is pending, threatened or reasonably anticipated. CKS does not know of any activities or proceedings of any labor union to organize any CKS Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of CKS, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any CKS Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to CKS. Neither CKS nor any ERISA Affiliate has engaged in any unfair labor practices under applicable law. CKS is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to CKS Employees and no collective bargaining agreement is being negotiated by CKS.

  2.17 Agreements, Contracts and Commitments. Except as set forth in the CKS Schedules, as of the date hereof, neither CKS nor any of its subsidiaries is a party to or is bound by:

  (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of CKS's Board of Directors, other than those that are terminable by CKS or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit CKS's or any of its subsidiaries' ability to terminate employees at will;

  (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

  (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between CKS or any of its subsidiaries and any of its officers or directors;

  (d) any agreement, contract or commitment containing any covenant limiting the freedom of CKS or any of its subsidiaries to engage in any line of business or compete with any person or granting any exclusive distribution rights;

  (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or

  (f) any material joint marketing or development agreement.

  Neither CKS nor any of its subsidiaries, nor to CKS's knowledge any other party to a CKS Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which CKS or any of its subsidiaries is a party or by which it is bound of the type described in clauses (a) through (f) above (any such agreement, contract or commitment, a "CKS Contract") in such a manner as would permit any other party to cancel or terminate any such CKS Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to CKS.

  2.18 International Employee Plan. Each CKS Employee Plan that has been adopted or maintained by CKS or any ERISA Affiliate, whether informally or formally, or with respect to which CKS or any ERISA Affiliate will or may have any liability, for the benefit of CKS Employees who perform services outside the United States (the "International Employee Plans") has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent USWeb, CKS or any ERISA Affiliate from terminating or amending any International Employee Plan at any time for any reason without liability to USWeb, CKS or any ERISA Affiliate (other than ordinary administration expenses).

  2.19 Pooling of Interests. To the knowledge of CKS, based on consultation with its independent accountants, neither CKS nor any of its directors, officers, affiliates or stockholders has taken any action or agreed to take any action which would preclude USWeb's ability to account for the Merger as a pooling of interests.

  2.20 Change of Control Payments. The CKS Schedules set forth each plan or agreement pursuant to which any material amounts may become payable (whether currently or in the future) to current or former officers and directors of CKS as a result of or in connection with the Merger. No benefit payable or which may become payable by CKS or any of the CKS Subsidiaries pursuant to any CKS Employee Plan or any CKS Benefit Arrangement or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

  2.21 Statements; Proxy Statement/Prospectus. The information supplied by CKS for inclusion in the Registration Statement (as defined in Section 3.4(b)) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by CKS for inclusion in the proxy statement/prospectus to be sent to the stockholders of CKS and stockholders of USWeb in connection with the meeting of CKS's stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "CKS Stockholders' Meeting") and in connection with the meeting of USWeb's stockholders to consider the approval of (i) the amendment of USWeb's Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of USWeb Common Stock by virtue of the Merger, (ii) the issuance of shares of USWeb Common Stock by virtue of the Merger, and (iii) the amendment of USWeb's Certificate of Incorporation to change USWeb's corporate name (subject to and conditional upon the effectiveness of the Merger) (the "USWeb Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to CKS's stockholders and USWeb's stockholders, at the time of the CKS Stockholders' Meeting or the USWeb Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the CKS Stockholders' Meeting or the USWeb Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to CKS or any of its affiliates, officers or directors should be discovered by CKS which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, CKS shall promptly inform USWeb. Notwithstanding the foregoing, CKS makes no representation or warranty with respect to any information supplied by USWeb or Merger Sub which is contained in any of the foregoing documents.

  2.22 Board Approval. The Board of Directors of CKS has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of CKS and its stockholders, and (ii) to recommend that the stockholders of CKS approve and adopt this Agreement and approve the Merger.

  2.23 Fairness Opinion. The Board of Directors of CKS has received an oral opinion from Goldman, Sachs & Co. (to be confirmed in writing) to the effect that as of the date hereof, the Exchange Ratio is fair to CKS's stockholders from a financial point of view.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF USWEB AND MERGER SUB

  USWeb and Merger Sub represent and warrant to CKS, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by USWeb to CKS dated as of the date hereof and certified by a duly authorized officer of USWeb (the "USWeb Schedules"), as follows:

  3.1 Organization of USWeb.

  (a) USWeb and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on USWeb.

  (b) USWeb has delivered to CKS a true and complete list of all of USWeb's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and USWeb's equity interest therein. USWeb has no equity interest in Cloudbreak Consulting LLC. To the knowledge of USWeb, no officer or director of USWeb has an equity interest in Cloudbreak Consulting LLC.

  (c) USWeb has delivered or made available to CKS a true and correct copy of the Certificate of Incorporation and Bylaws of USWeb and equivalent governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither USWeb nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

  (d) When used in connection with USWeb, the term "Material Adverse Effect" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of USWeb and its subsidiaries taken as a whole (except for those changes, events and effects that are directly caused by (i) conditions affecting national, regional or world economies, (ii) conditions affecting the Internet-related professional services industry as a whole, (iii) the pendency or announcement of this Agreement, or the transactions contemplated hereby, including changes or effects resulting from employee attrition or a delay of, reduction in or cancellation or change in the terms of customer engagements, to the extent attributable to the pendency or announcement of this Agreement or the transactions contemplated hereby, (iv) failure of USWeb's and its subsidiaries' results of operations to meet any internal or external predictions, projections, estimates or expectations, or (v) changes in the market price or trading volume of USWeb capital stock, which conditions (in the case of clause (i) and (ii)) do not affect USWeb in a disproportionate manner).

  3.2 USWeb and Merger Sub Capital Structure. The authorized capital stock of USWeb consists of 100,000,000 shares of Common Stock, par value $0.001 per share ("Common Stock") of which there were 45,176,418 shares issued and outstanding as of August 28, 1998, including 1,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares are issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, no par value, all of which, as of the date hereof, are issued and outstanding and are held by USWeb. Merger Sub was formed on July 15, 1998, for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose. All outstanding shares of USWeb Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of USWeb or any agreement or document to which USWeb is a party or by which it is bound. As of August 28, 1998, USWeb had reserved an aggregate of 600,000 shares, 7,000,000 shares and 20,000,000 shares, respectively, of USWeb Common Stock for issuance to employees, consultants and non-employee directors pursuant to the USWeb 1996 Stock Option Plan, the 1996 Equity Compensation Plan, and the 1997 Acquisition Stock Option Plan under which options are outstanding for an aggregate of 68,367 shares, 3,680,468 shares and 11,026,976 shares, respectively, and under which no shares, 3,257,523 shares and 7,678,672 shares, respectively, are available for grant as of August 28, 1998. In addition, there are options to purchase shares of USWeb Common Stock pursuant to the Ikonic Interactive, Inc. 1997 Stock Option Plan assumed by USWeb in connection with its acquisition of Ikonic Interactive, Inc. USWeb has reserved for issuance 333,333 shares, 2,000,000 shares (registered on Form S-8 currently commitments for approximately 8,000,000 shares at current stock prices) and 55 shares, respectively, under (i) USWeb's Affiliate Warrant Program, (ii) in connection with acquisition-related employee stock bonuses, and (iii) upon exercise of consultant warrants, respectively. USWeb has also issued warrants for approximately 2,728,916 shares to venture capital investors and NBC Multimedia, Inc. All shares of USWeb Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. USWeb has provided a list of options to acquire 10,000 or more shares of USWeb Common Stock as of August 28, 1998, the name of the holder of such option, the number of shares subject to such option, the exercise price of such option, the number of shares as to which such option will have vested at such date, and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, with an indication of the extent of acceleration, if any. As of August 28, 1998, there were an aggregate of 3,000,000 shares of

USWeb Common Stock reserved for issuance pursuant to USWeb's Employee Stock Purchase Plan (the "USWeb Employee Stock Purchase Plan").

  3.3 Obligations With Respect to Capital Stock. Except as set forth in the USWeb Schedules and in Section 3.2, there are no equity securities, partnership interests or similar ownership interests of any class of USWeb, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities USWeb owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of USWeb, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Schedule 3.3 and in Section 3.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which USWeb or any of its subsidiaries is a party or by which it is bound obligating USWeb or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of USWeb or any of its subsidiaries or obligating USWeb or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of USWeb, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of USWeb or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

  3.4 Authority.

  (a) Each of USWeb and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the USWeb Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the USWeb Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of USWeb and, in the case of this Agreement, Merger Sub, subject only to the filing and recordation of the Certificate of Merger pursuant to Delaware Law and the approval by USWeb's stockholders of (i) the amendment of USWeb's Certificate of Incorporation to increase its authorized shares to allow for the issuance of shares of USWeb Common Stock by virtue of the Merger, (ii) the issuance of shares of USWeb Common Stock by virtue of the Merger, and (iii) the amendment of USWeb's Certificate of Incorporation to change USWeb's corporate name (subject to and conditional upon the effectiveness of the Merger). A vote of the holders of at least a majority of the outstanding shares of the USWeb Common Stock is required for USWeb's stockholders to approve each of (i) the amendment of USWeb's Certificate of Incorporation to increase its authorized shares to allow for the issuance of shares of USWeb Common Stock by virtue of the Merger, (ii) the issuance of shares of USWeb Common Stock by virtue of the Merger, and (iii) the amendment of USWeb's Certificate of Incorporation to change USWeb's corporate name (subject to and conditional upon the effectiveness of the Merger). This Agreement has been duly executed and delivered by each of USWeb and Merger Sub and, assuming the due authorization, execution and delivery by CKS, constitutes the valid and binding obligation of USWeb, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of USWeb and Merger Sub do not, and the performance of this Agreement by each of USWeb and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of USWeb or the Articles of Incorporation or Bylaws of Merger Sub or the equivalent organizational documents of any of USWeb's other subsidiaries, (ii) subject to obtaining the approval of USWeb's stockholders of (x) the amendment of USWeb's Certificate of Incorporation to increase its authorized shares to allow for the issuance of shares of USWeb Common Stock by virtue of the Merger, (y) the issuance of shares of USWeb Common Stock by virtue of the Merger, and (z) the amendment of USWeb's Certificate of Incorporation to change USWeb's corporate name (subject to and conditional upon the effectiveness of the Merger) as contemplated in
Section 5.2 and compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to USWeb or any of its subsidiaries (including Merger Sub) or by which its or any of their respective properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair USWeb's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of USWeb or any of its subsidiaries (including Merger
Sub) pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which USWeb or any of its subsidiaries (including Merger Sub) is a party or by which USWeb or any of its subsidiaries or its or any of their respective properties are bound or affected. The USWeb Schedules list all consents, waivers and approvals under any of USWeb's or any of its subsidiaries' material agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

  (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by USWeb or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of a Form S-4 Registration Statement (the "Registration Statement") with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and other filings as may be required under applicable federal and state securities laws and the HSR Act and the securities or antitrust laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to USWeb or CKS or have a material adverse effect on the ability of the parties to consummate the Merger.

  3.5 Section 203 of the Delaware General Corporation Law Not Applicable. The Board of Directors of USWeb has taken all actions so that the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

  3.6 SEC Filings; USWeb Financial Statements.

  (a) USWeb has filed all forms, reports and documents required to be filed with the SEC since October 1, 1997, and has made available to CKS such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that USWeb may file subsequent to the date hereof) are referred to herein as the "USWeb SEC Reports." As of their respective dates, the USWeb SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such USWeb SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of USWeb's subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in USWeb SEC Reports (the "USWeb Financials"), including any USWeb SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the consolidated financial position of USWeb and its subsidiaries as at the respective dates thereof and the consolidated results of USWeb's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of USWeb contained in USWeb SEC Reports as of June 30, 1998 is hereinafter referred to as the "USWeb Balance Sheet." Except as disclosed in the USWeb Financials, since the date of the USWeb Balance Sheet neither USWeb nor any of its subsidiaries incurred any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of USWeb and its subsidiaries taken as a whole, except liabilities (i) provided for in the USWeb Balance Sheet, or (ii) incurred since the date of the USWeb Balance Sheet in the ordinary course of business consistent with past practices and immaterial in the aggregate.

  (c) USWeb has heretofore furnished to CKS a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by USWeb with the SEC pursuant to the Securities Act or the Exchange Act.

  3.7 Absence of Certain Changes or Events. Since the date of the USWeb Balance Sheet through the date of this Agreement, there has not been: (i) any Material Adverse Effect on USWeb, (ii) any material change by USWeb in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any material revaluation by USWeb of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

  3.8 Taxes.

  (a) Tax Returns and Audits.

    (i) USWeb and each of its subsidiaries have timely filed all Returns relating to Taxes required to be filed by USWeb and each of its subsidiaries, except such Returns which are not material to USWeb, and have paid all Taxes shown to be due on such Returns.

    (ii) Except as is not material to USWeb, USWeb and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

    (iii) Except as is not material to USWeb, neither USWeb nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against USWeb or any of its subsidiaries, nor has USWeb or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

    (iv) Except as is not material to USWeb, no audit or other examination of any Return of USWeb or any of its subsidiaries is presently in progress, nor has USWeb or any of its subsidiaries been notified of any request for such an audit or other examination.

    (v) Except as is not material to USWeb, no adjustment relating to any Returns filed by USWeb or any of its subsidiaries has been proposed formally or informally by any Tax authority to USWeb or any of its subsidiaries or any representative thereof and, to the knowledge of USWeb, no basis exists for any such adjustment which would be material to USWeb.

    (vi) Neither USWeb nor any of its subsidiaries has any liability for unpaid Taxes other than Taxes not yet due and Taxes being contested in good faith by appropriate proceedings which has not been accrued for or reserved on the USWeb Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to USWeb.

    (vii) None of USWeb's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

    (viii) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of USWeb or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

    (ix) Neither USWeb nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by USWeb.

    (x) USWeb is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

    (xi) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes payable by USWeb or any of its subsidiaries.

    (xii) Neither USWeb nor any of its subsidiaries is party to or affected by any tax-sharing or allocation agreement or arrangement.

    (xiii) The USWeb Schedules list (y) any Tax exemption, Tax holiday or other Tax-sharing arrangement that USWeb or any of its subsidiaries has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sharing arrangement and (z) any expatriate tax programs or policies affecting USWeb or any of its subsidiaries. Each of USWeb and its subsidiaries is in full compliance in all material respects with all terms and conditions required to maintain any Tax exemption, Tax holiday or other Tax-sharing arrangement or order of any Governmental Entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sharing arrangement or order.

  3.9 Intellectual Property.

  (a) USWeb and its subsidiaries own, or have the right to use, sell or license all intellectual property necessary or required for the conduct of their respective businesses as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the "USWeb IP Rights").

  (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any USWeb IP Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any USWeb IP Rights or materially impair the right of USWeb, the Surviving Corporation or CKS to use, sell or license any USWeb IP Rights or portion thereof.

  (c) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by USWeb or any of its subsidiaries violates in any material respect any license or agreement between any third party and USWeb or any of its subsidiaries and any third party or, to the knowledge of USWeb, infringes in any material respect any intellectual property right of any other party; and there is no pending or, to the knowledge of USWeb, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any USWeb IP Rights, nor has USWeb received any written notice asserting that any USWeb IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

  (d) There are no royalties, honoraria, fees or other payments payable by USWeb to any person by reason of the ownership, use, license, purchase, sale or disposition or acquisition of the USWeb IP Rights.

  (e) USWeb has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all USWeb IP Rights.

  3.10 Compliance; Permits; Restrictions.

  (a) Neither USWeb nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to USWeb or any of its subsidiaries or by which USWeb or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which USWeb or any of its subsidiaries is a party or by which USWeb or any of its subsidiaries or its or any of their respective properties is bound or affected. To the knowledge of USWeb, no investigation or review by any Governmental Entity is pending or threatened against USWeb or any of its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon USWeb or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of USWeb or any of its subsidiaries, any acquisition of material property by USWeb or any of its subsidiaries or the conduct of business by USWeb as currently conducted.

  (b) USWeb and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of USWeb (collectively, the "USWeb Permits"). USWeb and its subsidiaries are in compliance in all material respects with the terms of the USWeb Permits.

  3.11 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or as to which USWeb or any of its subsidiaries has received any notice of assertion, nor, to USWeb's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against USWeb or any of its subsidiaries which reasonably would be likely to be material to USWeb, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

  3.12 Brokers' and Finders' Fees. Except for fees payable to Morgan Stanley & Co. Incorporated pursuant to an engagement letter dated August 7, 1998, USWeb has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

  3.13 Employee Benefit Plans.

  (a) Employee Benefit Plans and Agreements. The USWeb Schedules contain a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, severance, relocation, repatriation, expatriation, visas, work permits, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA") which is currently maintained, contributed to, or required to be contributed to, by USWeb or any person or entity under common control with USWeb within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder (an "ERISA Affiliate") for the benefit of any current or former employee, consultant, director of USWeb or any ERISA Affiliate (the "USWeb Employees"), or with respect to which USWeb or any Affiliate has or may have any liability or obligation (the "USWeb Employee Plans"). USWeb does not have any plan or commitment to establish any new USWeb Employee Plan, to modify any USWeb Employee Plan (except to the extent required by law or to conform any such USWeb Employee Plan to the requirements of any applicable law, in each case as previously disclosed to CKS in writing, or as required by this Agreement), or to enter into any USWeb Employee Plan.

  (b) Documents. USWeb has made available to CKS correct and complete copies of all documents relating to each USWeb Employee Plan including (without limitation) any and all amendments thereto and all related trust documents; the most recent actuarial valuations, if any, prepared for each USWeb Employee Plan and any material contracts or agreements relating to each USWeb Employee Plan.

  (c) Employee Plan Compliance. Except as otherwise set forth on USWeb
Schedules: (i) USWeb has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each USWeb Employee Plan, and each USWeb Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, rules and regulations; (ii) each USWeb Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service ("IRS") with respect to each such USWeb Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such USWeb Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any USWeb Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of USWeb, threatened or reasonably anticipated (other than routine claims for benefits) against any USWeb Employee Plan or against the assets of any USWeb Employee Plan; (v) each USWeb Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to CKS, USWeb or any of its ERISA Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of USWeb or any ERISA Affiliates, threatened by the IRS or Department of Labor with respect to any USWeb Employee Plan; and (vii) neither USWeb nor any ERISA Affiliate is subject to any penalty or tax with respect to any USWeb Employee Plan under
Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

  (d) Pension Plan. Neither USWeb nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code.

  (e) Multiemployer Plans. At no time has USWeb or any ERISA Affiliate contributed to or been required to contribute to any "multiemployer plan" as defined in Section 3(37) of ERISA.

  (f) COBRA; HIPAA; FMLA. Neither USWeb nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of Family Medical Leave Act of 1993, as amended, or any similar provisions of state law applicable to USWeb Employees.

  (g) No Post-Employment Obligations. Except as set forth in Section 3.13(g) of the USWeb Schedules, no USWeb Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and USWeb has never represented, promised or contracted (whether in oral or written form) to any USWeb Employee (either individually or to USWeb Employees as a group) or any other person that such USWeb Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

  (h) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any USWeb Employee Plan, trust, loan or other arrangements that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any USWeb Employee.

  (i) International Employee Plan. Each USWeb Employee Plan that has been adopted or maintained by USWeb or any ERISA Affiliate, whether informally or formally, or with respect to which USWeb or any ERISA Affiliate will or may have any liability, for the benefit of USWeb Employees who perform services outside the United States (the "International Employee Plans") has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent CKS, USWeb or any ERISA Affiliate from terminating or amending any International Employee Plan at any time for any reason without liability to CKS, USWeb or any ERISA Affiliate (other than ordinary administration expenses).

  3.14 Absence of Liens and Encumbrances. USWeb and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the USWeb Financials and except for liens or Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to USWeb.

  3.15 Environmental Matters.

  (a) Hazardous Material. No underground storage tanks and no amount of any Hazardous Material, but excluding office and janitorial supplies, are present, as a result of the actions of USWeb or any of its subsidiaries or any affiliate of USWeb, or, to USWeb's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that USWeb or any of its subsidiaries has at any time owned, operated, occupied or leased.

  (b) Hazardous Materials Activities. Neither USWeb nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in material violation of any law in effect on or before the Closing Date, nor has USWeb or any of its subsidiaries engaged in any Hazardous Materials Activities in material violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

  (c) Permits. USWeb and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "USWeb
Environmental Permits") necessary for the conduct of USWeb's and its subsidiaries' Hazardous Material Activities and other businesses of USWeb and its subsidiaries as such activities and businesses are currently being conducted.

  (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to USWeb's knowledge, threatened concerning any USWeb Environmental Permit, Hazardous Material or any Hazardous Materials Activity of USWeb or any of its subsidiaries. USWeb is not aware of any fact or circumstance which could involve USWeb or any of its subsidiaries in any material environmental litigation or impose upon USWeb any material environmental liability.

  3.16 Labor Matters.

  (a) USWeb (i) is and has been in compliance in all respects with all applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to USWeb Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to USWeb Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for USWeb Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

  (b) No work stoppage or labor strike against USWeb is pending, threatened or reasonably anticipated. USWeb does not know of any activities or proceedings of any labor union to organize any USWeb Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of USWeb, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any USWeb Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to USWeb. Neither USWeb nor any ERISA Affiliate has engaged in any unfair labor practices under applicable law. USWeb is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to USWeb Employees and no collective bargaining agreement is being negotiated by USWeb.

  3.17 Agreements, Contracts and Commitments. Except as set forth in the USWeb Schedules, as of the date hereof, neither USWeb nor any of its subsidiaries is a party to or is bound by:

  (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of USWeb's Board of Directors, other than those that are terminable by USWeb or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit USWeb's or any of its subsidiaries' ability to terminate employees at will;

  (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

  (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between USWeb or any of its subsidiaries and any of its officers or directors;

  (d) any agreement, contract or commitment containing any covenant limiting the freedom of USWeb or any of its subsidiaries to engage in any line of business or compete with any person or granting any exclusive distribution rights;

  (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or

  (f) any material joint marketing or development agreement.

  Neither USWeb nor any of its subsidiaries, nor to USWeb's knowledge any other party to a USWeb Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which USWeb or any of its subsidiaries is a party or by which it is bound of the type described in clauses (a) through (f) above (any such agreement, contract or commitment, a "USWeb Contract") in such a manner as would permit any other party to cancel or terminate any such USWeb Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to USWeb.

  3.18 Pooling of Interests. To the knowledge of USWeb, based on consultation with its independent accountants, neither USWeb nor any of its directors, officers, affiliates or stockholders has taken any action or agreed to take any action which would preclude USWeb's ability to account for the Merger as a pooling of interests.

  3.19 Change of Control Payments. The USWeb Schedules set forth each plan or agreement pursuant to which any material amounts may become payable (whether currently or in the future) to current or former officers and directors of USWeb as a result of or in connection with the Merger.

  3.20 Statements; Proxy Statement/Prospectus. The information supplied by USWeb for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by USWeb for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to USWeb's stockholders and CKS's stockholders, at the time of the USWeb Stockholders' Meeting or the CKS Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the USWeb Stockholders' Meeting or the CKS Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to USWeb or any of its affiliates, officers or directors should be discovered by USWeb which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, USWeb shall promptly inform CKS. Notwithstanding the foregoing, USWeb makes no representation or warranty with respect to any information supplied by CKS which is contained in any of the foregoing documents.

  3.21 Board Approval. The Board of Directors of USWeb has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of USWeb and its stockholders, and (ii) to recommend that the stockholders of USWeb approve (x) the amendment of USWeb's Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of USWeb Common Stock by virtue of the Merger (subject to and conditional upon the effectiveness of the Merger), (y) the issuance of shares of USWeb Common Stock by virtue of the Merger, and (z) the amendment of USWeb's Certificate of Incorporation to change USWeb's corporate name (subject to and conditional upon the effectiveness of the Merger).

  3.22 Fairness Opinion. The Board of Directors of USWeb has received an opinion from Morgan Stanley & Co. Incorporated (to be confirmed in writing) to the effect that as of the date hereof, the Exchange Ratio is fair to USWeb from a financial point of view.

                                  ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

  4.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of CKS (which for the purposes of this Article IV shall include CKS and each of its subsidiaries) and USWeb (which for the purposes of this Article IV shall include USWeb and each of its subsidiaries) agree, except (i) in the case of CKS as provided in Article IV of the CKS Schedules and in the case of USWeb as provided in Article IV of the USWeb Schedules, or (ii) to the extent that the other of them shall otherwise consent in writing, to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, each of CKS and USWeb will promptly notify the other of any material event involving its business or operations. CKS and USWeb agree that USWeb may continue to execute its acquisition program in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted without CKS's consent; provided, however, that USWeb must obtain the written consent of CKS, which shall not be withheld unreasonably, prior to completing an acquisition if (i) the business to be acquired, without taking any other acquisition into account, would constitute a "significant subsidiary" of USWeb pursuant to the conditions specified in Rule 1-02(w) of SEC Regulation S-X, substituting 20 percent for 10 percent each place it appears therein or (ii) the aggregate number of shares of USWeb Common Stock issued in connection with all acquisitions after the date of this Agreement and prior to the Effective Time shall exceed 5,000,000. Furthermore, CKS and USWeb agree that during the period prior to the Effective Time they will exchange monthly summary financial data and that their respective senior management groups will participate in informational meetings on a monthly basis, at such time and place as shall be mutually agreeable. No information or knowledge obtained in any investigation will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

  In addition, during the period from the date of this Agreement and continuing until the earlier termination of this Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of this Agreement, and except in the case of CKS as provided in Article IV of the CKS Schedules, and except in the case of USWeb as provided in Article IV of the USWeb Schedules, without the prior written consent of the other, neither CKS nor USWeb shall do any of the following, and neither CKS nor USWeb shall permit its subsidiaries to do any of the following:

  (a) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

  (b) grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the other, or adopt any new severance plan;

  (c) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the CKS IP Rights or the USWeb IP Rights, as the case may be, or enter into grants to future patent rights, other than in the ordinary course of business;

  (d) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

  (e) repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date hereof;

  (f) issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than
(i) shares of CKS Common Stock or USWeb Common Stock, as the case may be, pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement, (ii) options to purchase shares of CKS Common Stock or USWeb Common Stock, as the case may be, to be granted at fair market value in the ordinary course of business, consistent with past practice and in accordance with stock option plans existing on the date hereof, (iii) shares of CKS Common Stock or USWeb Common Stock, as the case may be, issuable upon the exercise of the options referred to in clause (ii),
(iv) shares of CKS Common Stock or USWeb Common Stock, as the case may be, issuable to participants in the USWeb Employee Stock Purchase Plan or the CKS Employee Stock Purchase Plan consistent with past practice and the terms thereof, and (v) shares of USWeb Common Stock and options to purchase USWeb Common Stock in connection with (x) one or more acquisitions by USWeb, provided that the business acquired, without taking any other acquisition into account, would not constitute a "significant subsidiary" of USWeb pursuant to the conditions specified in Rule 1-02(w) of SEC Regulation S-X, substituting 20 percent for 10 percent each place it appears therein and provided further that, (y) the aggregate number of shares of USWeb Common Stock issued in connection with all acquisitions after the date of this Agreement and prior to the Effective Time shall not exceed 5,000,000;

  (g) except as contemplated in this Agreement, cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries);

  (h) except for one or more acquisitions by USWeb of a business where (i) the business acquired, without taking any other acquisition into account, would not constitute a "significant subsidiary" of USWeb pursuant to the conditions specified in Rule 1-02(w) of SEC Regulation S-X (substituting 20 percent for 10 percent each place it appears therein) or (ii) the aggregate number of shares issued by USWeb in connection with all acquisitions from the date of this Agreement and prior to the Effective Time would not exceed 5,000,000, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of CKS or USWeb, as the case may be, or enter into any material joint ventures, strategic partnerships or alliances;

  (i) sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of CKS or USWeb, as the case may be, except in the ordinary course of business consistent with past practice;

  (j) incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of CKS or USWeb, as the case may be, or guarantee any debt securities of others;

  (k) adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

  (l) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

  (m) make any grant of exclusive rights to any third party, other than in the ordinary course of business consistent with past practice;

  (n) take any action that would be reasonably likely to interfere with USWeb's ability to account for the Merger as a pooling of interests; or

  (o) agree in writing or otherwise to take any of the actions described in
Article IV (a) through (n) above.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

  5.1 Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.

  (a) As promptly as practicable after the execution of this Agreement, CKS and USWeb will prepare, and file with the SEC, the Proxy Statement and USWeb will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of CKS and USWeb will respond to any comments of the SEC, will use commercially reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will cause the Proxy Statement to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, CKS and USWeb will prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal, foreign or state blue sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of CKS and USWeb will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. Each of CKS and USWeb will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this
Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, CKS or USWeb, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of CKS or stockholders of USWeb, such amendment or supplement.

  (b) The Proxy Statement will include the recommendation of the Board of Directors of CKS in favor of adoption and approval of this Agreement and approval of the Merger, except that the Board of Directors of CKS may withdraw, modify or refrain from making such recommendation to the extent that the Board of Directors of CKS shall have withdrawn or modified its approval of this Agreement or the Merger in accordance with Section 5.4(a)(ii).

  (c) The Proxy Statement will include the recommendations of the Board of Directors of USWeb in favor of (x) the amendment of USWeb's Certificate of Incorporation to increase its authorized shares to allow for the issuance of shares of USWeb Common Stock by virtue of the Merger, (y) the issuance of shares of USWeb Common Stock by virtue of the Merger, and (z) the amendment of USWeb's Certificate of Incorporation to change USWeb's corporate name, subject to and conditional upon the effectiveness of the Merger, except that the Board of Directors of USWeb may withdraw, modify or refrain from making such recommendations to the extent that the Board of Directors of USWeb shall have withdrawn or modified its approval of this Agreement or the Merger in accordance with Section 5.4(b)(ii).

  5.2 Meetings of Stockholders. Promptly after the date hereof, CKS will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the CKS Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within forty-five (45) days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger. CKS will consult with USWeb and use its commercially reasonable efforts to hold the CKS Stockholders' Meeting on the same day and at the same time as the USWeb Stockholders' Meeting. Promptly after the date hereof, USWeb will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene the USWeb Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within forty-five (45) days after the declaration of effectiveness of the Registration Statement, for the purpose of
(i) amending its Certificate of Incorporation to increase its authorized shares to allow for the issuance of shares of USWeb Common Stock by virtue of the Merger, (ii) voting upon the issuance of shares of USWeb Common Stock by virtue of the Merger, and (iii) amending its Certificate of Incorporation to change its corporate name (subject to and conditional upon the effectiveness of the Merger). USWeb will consult with CKS and will use commercially reasonable best efforts to hold the USWeb Stockholders' Meeting on the same day and at the same time as the CKS Stockholders' Meeting. CKS will use commercially reasonable best efforts including, without limitation, the hiring of a proxy solicitor, to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals, except to the extent that the Board of Directors of CKS shall have withdrawn or modified its approval of this Agreement or the Merger in accordance with Section 5.4(a)(ii). USWeb will use commercially reasonable best efforts, including without limitation, the hiring of a proxy solicitor, to solicit from its stockholders proxies in favor of (i) the amendment of USWeb's Certificate of Incorporation to increase its authorized shares to allow for the issuance of shares of USWeb Common Stock by virtue of the Merger, (ii) the issuance of shares of USWeb Common Stock by virtue of the Merger, and (iii) the amendment of USWeb's Certificate of Incorporation to change USWeb's corporate name (subject to and conditional upon the effectiveness of the Merger) and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or the Delaware Law to obtain such approvals, except to the extent that the Board of Directors of USWeb shall have withdrawn or modified its approval of such matters in accordance with Section 5.4(b)(ii). In the event that insufficient proxies have been obtained to secure the stockholder approval for the matters set forth above at the CKS Stockholders' Meeting or the USWeb Stockholders' Meeting, CKS and USWeb (as the case may be) shall take all lawful action required to postpone or adjourn such meeting for up to thirty (30) days to attempt to permit the solicitation of additional proxies for approval of such matters.

  5.3 Confidentiality.

  (a) The parties acknowledge that CKS and USWeb have previously executed a Confidentiality Agreement, dated July 30, 1998 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, except that in the event of a termination of this Agreement pursuant to Section 7.1(h), Section 9 of the Confidentiality Agreement shall terminate and be of no further force or effect, and in the event of a termination of this Agreement pursuant to Section 7.1(k), Section 10 of the Confidentiality Agreement shall terminate and be of no further force or effect.

  (b) Each of CKS and USWeb will afford the other and the other's accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as such other party may reasonably request. No information or knowledge obtained by any party hereto in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

  5.4 No Solicitation.

  (a) Obligations of CKS.

    (i) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, CKS and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (x) solicit, initiate or encourage the submission of any CKS Alternative Proposal (as hereinafter defined) or (y) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any CKS Alternative Proposal; provided, however, that if, at any time prior to obtaining the approval of the stockholders of CKS of this Agreement and the Merger by the requisite vote under applicable law (the "CKS Stockholder Approval") the Board of Directors of CKS determines in good faith, after consultation with outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to CKS's stockholders under applicable law, CKS may, in response to a CKS Alternative Proposal that was unsolicited or that did not otherwise result from a breach of this Section 5.4(a), and subject to compliance with Section 5.4(a)(iii) and Section 5.4(a)(v), furnish information with respect to CKS and participate in negotiations regarding such CKS Alternative Proposal. CKS and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any CKS Alternative Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of CKS or any of its subsidiaries or any investment banker, attorney or other advisor or representative of CKS or any of its subsidiaries shall be deemed to be a breach of this Section 5.4(a) by CKS. For purposes of this Agreement, "CKS Alternative Proposal" means any inquiry, proposal or offer from any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) relating to any direct or indirect acquisition or purchase of a substantial amount of assets of CKS or any of its subsidiaries (other than the purchase of CKS's products or services in the ordinary course of business) or more than a 15% interest in the total outstanding voting securities of CKS or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of CKS or any of its subsidiaries or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving CKS or any of its subsidiaries, other than the transactions contemplated by this Agreement.

    (ii) Neither the Board of Directors of CKS nor any committee thereof shall (x) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to USWeb or Merger Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger or (y) cause CKS to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (a "CKS Acquisition Agreement") with respect to any CKS Alternative Proposal. In addition, subject to the other provisions of this Section 5.4(a), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, CKS and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any CKS Alternative Proposal. Notwithstanding the foregoing or anything else contained in this Agreement, prior to obtaining the CKS Stockholder Approval, the Board of Directors of CKS, to the extent it determines in good faith, after consultation with outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to CKS's stockholders under applicable law, may withdraw or modify its approval or recommendation of this Agreement or the Merger (and, to the extent it does so, CKS may refrain from soliciting proxies to secure the vote of its stockholders as may otherwise be required by Section 5.2) or approve or recommend any CKS Superior Proposal (as hereinafter defined), in each case at any time after the third business day following USWeb's receipt of bona fide written notice (a "Notice of CKS Superior Proposal") advising USWeb that the Board of Directors of CKS has received a CKS Superior Proposal, specifying the material terms and conditions of the CKS Superior Proposal and identifying the person making such CKS Superior Proposal (it being understood that any amendment to the price or material terms of a CKS Superior Proposal shall require an additional Notice of CKS Superior Proposal and an additional three business day period thereafter to the extent permitted under applicable law); provided, that unless this Agreement is terminated pursuant to Section 7.1, nothing contained in this Section shall limit CKS's obligation to hold and convene the CKS Stockholders' Meeting

  (regardless of whether the recommendation of the Board of Directors of CKS shall have been withdrawn, modified or not yet made) or to provide CKS stockholders with material information relating to such meeting. For purposes of this Agreement, a "CKS Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the voting power of CKS Common Stock or all or substantially all the assets of CKS and otherwise on terms which the Board of Directors of CKS determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to CKS's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of CKS, is capable of being obtained by such third party.

    (iii) In addition to the obligations of CKS set forth in paragraphs (i) and (ii) of this Section 5.4(a), CKS as promptly as practicable shall advise USWeb orally and in writing of any request for non-public information which CKS reasonably believes would lead to a CKS Alternative Proposal or of any CKS Alternative Proposal, the material terms and conditions of such request or CKS Alternative Proposal, and the identity of the person making any such request, CKS Alternative Proposal or inquiry. CKS will keep USWeb informed of all material changes regarding the terms of the CKS Alternative Proposal and all material changes in the status of the CKS Alternative Proposal.

    (iv) Nothing contained in this Section 5.4(a) or elsewhere in this Agreement shall prohibit CKS from (x) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (y) making any disclosure to CKS's stockholders if, in the good faith judgment of the majority of the members of the Board of Directors of CKS, after consultation with independent legal counsel, failure to so disclose would be inconsistent with applicable securities laws; provided that none of CKS nor its Board of Directors nor any committee thereof shall, except in accordance with the provisions of
  Section 5.4(a)(ii), withdraw or modify, or publicly propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, a CKS Alternative Proposal.

  (v) Notwithstanding anything to the contrary in this Section 5.4(a), CKS will not provide any non-public information regarding CKS to a third party unless: (x) CKS provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (y) such non-public information has been previously or is contemporaneously delivered to USWeb.

  (b) Obligations of USWeb.

  (i) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms USWeb and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (x) solicit, initiate or encourage the submission of any USWeb Alternative Proposal (as hereinafter defined) or (y) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any USWeb Alternative Proposal; provided, however, that if, at any time prior to obtaining the approval of the stockholders of USWeb of the issuance of USWeb Common Stock by virtue of the Merger (the "USWeb Stockholder Approval") the Board of Directors of USWeb determines in good faith, after consultation with outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to USWeb's stockholders under applicable law, USWeb may, in response to a USWeb Alternative Proposal that was unsolicited or that did not otherwise result from a breach of this Section 5.4(b), and subject to compliance with Section 5.4(b)(iii) and Section 5.4(b)(v), furnish information with respect to USWeb and participate in negotiations regarding such USWeb Alternative Proposal. USWeb and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any USWeb Alternative Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of USWeb or any of its subsidiaries or any investment banker, attorney or other advisor or representative of USWeb or any of its subsidiaries shall be deemed to be a breach of this Section 5.4(b) by USWeb. For purposes of this Agreement, "USWeb Alternative Proposal" means any inquiry, proposal or offer from any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) relating to any direct or indirect acquisition or purchase of a substantial amount of assets of USWeb or any of its subsidiaries (other than the purchase of USWeb's products or services in the ordinary course of business) or more than a fifteen percent (15%) interest in the total outstanding voting securities of USWeb or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group"
  (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of USWeb or any of its subsidiaries or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving USWeb or any of its subsidiaries, other than (i) the transactions contemplated by this Agreement and (ii) any acquisition by USWeb, provided that the business to be acquired, without taking any other acquisition into account, would not constitute a "significant subsidiary" of USWeb pursuant to the conditions specified in Rule 1-02(w) of SEC Regulation S-X, substituting twenty percent (20%) for ten percent (10%) each place it appears therein, and provided further that the aggregate number of shares of USWeb Common Stock issued in connection with all acquisitions after the date of this Agreement and prior to the Effective Time shall not exceed 5,000,000.

  (ii) Neither the Board of Directors of USWeb nor any committee thereof shall (x) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to CKS, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger or (y) cause USWeb to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (a "USWeb Acquisition Agreement") with respect to any USWeb Alternative Proposal. In addition, subject to the other provisions of this Section 5.4(b), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, USWeb and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any USWeb Alternative Proposal. Notwithstanding the foregoing or anything else contained in this Agreement, prior to obtaining the USWeb Stockholder Approval, the Board of Directors of USWeb, to the extent it determines in good faith, after consultation with outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to USWeb's stockholders under applicable law, may withdraw or modify its approval or recommendation of this Agreement or the Merger (and, to the extent it does so, USWeb may refrain from soliciting proxies to secure the vote of its stockholders as may otherwise be required by Section 5.2) or approve or recommend any USWeb Superior Proposal (as hereinafter defined), in each case at any time after the third business day following CKS's receipt of bona fide written notice (a "Notice of USWeb Superior Proposal") advising CKS that the Board of Directors of USWeb has received a USWeb Superior Proposal, specifying the material terms and conditions of the USWeb Superior Proposal and identifying the person making such USWeb Superior Proposal (it being understood that any amendment to the price or material terms of a USWeb Superior Proposal shall require an additional Notice of USWeb Superior Proposal and an additional three business day period thereafter to the extent permitted under applicable law); provided, that unless this Agreement is terminated pursuant to Section 7.1, nothing contained in this Section shall limit USWeb's obligation to hold and convene the USWeb Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of USWeb shall have been withdrawn, modified or not yet made) or to provide USWeb stockholders with material information relating to such meeting. For purposes of this Agreement, a "USWeb Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the voting power of USWeb Common Stock or all or substantially all the assets of USWeb and otherwise on terms which the Board of Directors of USWeb determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to USWeb's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of USWeb, is capable of being obtained by such third party.

    (iii) In addition to the obligations of USWeb set forth in paragraphs (i) and (ii) of this Section 5.4(b), USWeb as promptly as practicable shall advise CKS orally and in writing of any request for non-public information which USWeb reasonably believes would lead to a USWeb Alternative Proposal or of any USWeb Alternative Proposal, the material terms and conditions of such request or USWeb Alternative Proposal, and the identity of the person making any such request, USWeb Alternative Proposal or inquiry. USWeb will keep CKS informed of all material changes regarding the terms of the USWeb Alternative Proposal and all material changes of the status of the USWeb Alternative Proposal.

    (iv) Nothing contained in this Section 5.4(b) or elsewhere in this Agreement shall prohibit USWeb from (x) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (y) making any disclosure to USWeb's stockholders if, in the good faith judgment of the majority of the members of the Board of Directors of USWeb, after consultation with independent legal counsel, failure to so disclose would be inconsistent with applicable securities laws; provided that none of USWeb nor its Board of Directors nor any committee thereof shall, except in accordance with the provisions of
  Section 5.4(b)(ii), withdraw or modify, or publicly propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, a USWeb Alternative Proposal.

    (v) Notwithstanding anything to the contrary in this Section 5.4(b), USWeb will not provide any non-public information regarding USWeb to a third party unless: (x) USWeb provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (y) such non-public information has been previously or is contemporaneously delivered to CKS.

  5.5 Public Disclosure. USWeb and CKS will consult with each other, and to the extent practicable, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release without the approval of the other party, except as may be required by law or any listing agreement with a national securities exchange or the Nasdaq Stock Market.

  5.6 Legal Requirements. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable best efforts to take, or cause to be taken, such actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, such things as are necessary, proper or advisable to consummate and make effective, as expeditiously as reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of such reasonable acts as are necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of such reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, CKS and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use commercially reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require USWeb or CKS or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

  5.7 Third Party Consents. As soon as practicable following the date hereof, USWeb and CKS will each use its commercially reasonable best efforts to obtain all material consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

  5.8 FIRPTA. At or prior to the Closing, CKS shall deliver to the IRS a notice that the CKS Common Stock is not a "U.S. Real Property Interest" as defined and in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

  5.9 Notification of Certain Matters. CKS shall give prompt notice to USWeb of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of CKS to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that, if uncured, the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. USWeb shall give prompt notice to CKS of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of USWeb or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that, if uncured, the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

  5.10 Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, CKS and USWeb each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. CKS and USWeb each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and
(b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

  5.11 Stock Options and Employee Benefits.

  (a) At the Effective Time, each outstanding option to purchase shares of CKS Common Stock (each a "CKS Stock Option") under the CKS Stock Plans, whether or not exercisable, will be assumed by USWeb. Each CKS Stock Option so assumed by USWeb under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable CKS Stock Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each CKS Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of USWeb Common Stock equal to the product of the number of shares of CKS Common Stock that were issuable upon exercise of such CKS Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of USWeb Common Stock, and
(ii) the per share exercise price for the shares of USWeb Common Stock issuable upon exercise of such assumed CKS Stock Option will be equal to the quotient determined by dividing the exercise price per share of CKS Common Stock at which such CKS Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, USWeb will issue to each holder of an outstanding CKS Stock Option a notice describing the foregoing assumption of such CKS Stock Option by USWeb. At the Effective Time, each outstanding CKS 1997 ESPP and 1995 Employee Stock Purchase Plan Option (the "ESPP Options") will be assumed by USWeb. Each ESPP Option assumed by USWeb will continue to have, and be subject to, the same terms and conditions set forth in the CKS ESPPs, as the case may be, immediately prior to the Effective Time, except that (i) each ESPP Option will become exercisable for shares of USWeb Common Stock, (ii) the limit on number of shares of USWeb Common Stock that an employee may purchase pursuant to an assumed ESPP Option shall be equal to two thousand five hundred (2,500) per purchase period multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (iii) the purchase price per share of USWeb Common Stock shall be equal to eighty-five percent (85%) of the lesser of (A) the quotient of the closing price of a share of CKS Common Stock on the first day of the offering period divided by the Exchange Ratio, with the result rounded up to the nearest whole cent, or (B) the closing price of a share of USWeb Common Stock on the date on which the ESPP Option is exercised rounded up to the nearest whole cent.

  (b) It is the intent of the parties that the CKS Stock Options assumed by USWeb shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent CKS Stock Options qualified as incentive stock options immediately prior to the Effective Time. It is also the intent of the parties that the ESPP Options shall qualify, following the Effective Time as options granted under an employee stock purchase plan as defined in Section 423 of the Code to the extent the ESPP Options qualified as such immediately prior to the Effective Time.

  (c) USWeb will reserve sufficient shares of USWeb Common Stock for issuance under Section 5.11(a) and under Section 1.6(c) hereof.

  (d) USWeb will, or will cause CKS or the appropriate subsidiary of CKS to give individuals who are employed by CKS or any of its subsidiaries as of the Effective Time and who remain employees of CKS or such subsidiary following the Effective Time (each such employee, an "Affected Employee") full credit to the extent each such Affected Employee has been credited with service under each comparable employee benefit plan or arrangement maintained by CKS immediately prior to the Effective Time for purposes of eligibility, vesting, benefit, accrual and determination of the level of benefits under each employee benefit plan or arrangement maintained by USWeb, CKS or any such subsidiary for such Affected Employees' service with CKS or any affiliate thereof.

  (e) USWeb will make commercially reasonable best efforts to, or will cause CKS or the appropriate subsidiary of CKS to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such Affected Employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such Affected Employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for the remaining short plan year for any co-payments and deductibles paid under each comparable welfare plan maintained by CKS prior to the Effective Time in satisfying any applicable deductible or co-payment requirements under any welfare plans that such Affected Employees are eligible to participate in after the Effective Time.

  (f) As of the Effective Time, USWeb shall expressly assume and agree to perform in accordance with their terms, all employment, stay-put and other compensation agreements then existing between CKS or any subsidiary with any director, officer or employee thereof, provided such agreements are described in the CKS Schedules.

  (g) USWeb shall make its commercially reasonable best efforts to adopt, maintain and sponsor for the Affected Employees each employee welfare benefit plan, as defined in Section 3(1) of ERISA, (excluding any reimbursement policies, arrangements or programs and any severance plans) that are maintained and sponsored by CKS as of the Effective Time, that are set forth on the CKS Schedule under a reference to Section 2.13 of this Agreement (the "CKS Benefits Plans"), for one (1) year following the date of this Agreement (the "Benefit Period"); provided, however, that (i) such plans have been established and maintained in substantial compliance with all applicable laws, rules and regulations, up to and including the Effective Time, (ii) that the costs of such plans are not substantially in excess of their historical costs (as adjusted for price increases reasonably in line with price increases affecting such products generally), and (iii) the insurance carriers of the CKS Benefits Plans permit USWeb to adopt, maintain and sponsor such plans. In the event that the insurance carriers of the CKS Benefits Plans do not permit USWeb to adopt such plans, or to extend such plans (and related contracts) for the Affected Employees for the outstanding portion of the Benefit Period which extends beyond the current plan (contract) year on substantially similar terms as currently in effect, then USWeb shall not be obligated to maintain such plans beyond the current plan (contract) year, but shall use commercially reasonable best efforts to offer a comparable plan (or as reasonably close to comparable as possible while remaining in line with historical costs).

  (h) Subject to the foregoing, from and after the Effective Time, the Affected Employees shall be eligible to participate in USWeb's employee benefit plans and arrangements in which similarly situated employees of USWeb or affiliates of USWeb participate, to the same extent as such similarly situated employees of USWeb or affiliates of USWeb.

  (i) CKS hereby agrees to terminate any and all CKS Employee Plans subject to
Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code") as well as any and all severance or separation pay, policy, plan or arrangement prior to the Effective Time.

  5.12 Form S-8. USWeb agrees to file a registration statement on Form S-8 for the shares of USWeb Common Stock issuable with respect to assumed CKS Stock Options and CKS 1997 ESPP Options no later than two (2) business days after the Closing Date.

  5.13 Indemnification and Insurance.

  (a) From and after the Effective Time, USWeb will fulfill and honor and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of CKS pursuant to any indemnification agreements between CKS and its directors and officers as of the Effective Time (the "Indemnified Parties") and any indemnification provisions under CKS's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of CKS as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of ten (10) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of CKS, unless such modification is required by law.

  (b) For a period of six (6) years after the Effective Time, USWeb will maintain or cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by CKS's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of CKS; provided, however, that in no event will USWeb or the Surviving Corporation be required to expend in excess of two hundred percent (200%) of the annual premium currently paid by CKS for such coverage (or such coverage as is available for such two hundred percent (200%) of such annual premium).

  5.14 Nasdaq Listing. USWeb agrees to use its commercially reasonable efforts to authorize for listing on the Nasdaq National Market the shares of USWeb Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

  5.15 USWeb Holder Agreement. Set forth in Section 5.15 of the USWeb Schedules is a list of those persons who may be deemed to be, in USWeb's reasonable judgment, affiliates of USWeb within the meaning of Rule 145 promulgated under the Securities Act (each a "USWeb Holder"). USWeb will provide CKS with such information and documents as CKS reasonably requests for purposes of reviewing such list. USWeb will use its best efforts to deliver or cause to be delivered to CKS, as promptly as practicable on or following the date hereof, from each USWeb Holder an executed affiliate agreement in substantially the form attached hereto as Exhibit D (the "USWeb Holder Agreement"), each of which will be in full force and effect as of the Effective Time. USWeb will be entitled to place appropriate legends on the certificates evidencing any USWeb Common Stock to be received by a USWeb Holder pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the USWeb Common Stock, consistent with the terms of the USWeb Holder Agreement.

  5.16 CKS Holder Agreement. Set forth in Section 5.16 of the CKS Schedules is a list of those persons who may be deemed to be, in CKS's reasonable judgment, affiliates of CKS within the meaning of Rule 145 promulgated under the Securities Act (each a "CKS Holder"). CKS will provide USWeb with such information and documents as USWeb reasonably requests for purposes of reviewing such list. CKS will use its best efforts to deliver or cause to be delivered to USWeb, as promptly as practicable on or following the date hereof, from each CKS Holder an executed holder agreement in substantially the form attached hereto as Exhibit E (the "CKS Holder Agreement"), each of which will be in full force and effect as of the Effective Time. USWeb will be entitled to place appropriate legends on the certificates evidencing any USWeb Common Stock to be received by a CKS Holder pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the USWeb Common Stock, consistent with the terms of the CKS Holder Agreement.

  5.17 INTENTIONALLY OMITTED.

  5.18 Board of Directors of the Combined Company. The Board of Directors of USWeb will take all actions within its power to cause the Board of Directors of USWeb, effective no later than one day following the Effective Time, to consist of nine persons, seven of whom shall have served on the Board of Directors of USWeb immediately prior to the Effective Time, and two of whom shall have served on the Board of Directors of CKS immediately prior to the Effective Time (including the Chief Executive Officer and the Chief Creative Officer of CKS as of the date of this Agreement). If, prior to the Effective Time, any of the CKS or USWeb designees shall decline or be unable to serve as a CKS or USWeb director, CKS (if such person was designated by CKS) or USWeb (if such person was designated by USWeb) shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to the other party.

  5.19 Officers of Combined Company; Executive Committee. At the Effective Time, the Chief Executive Officer and the Chief Creative Officer of CKS as of the date of this Agreement will be offered positions as the Chairman of the Board of USWeb and the Chief Creative Officer of USWeb, respectively. It is contemplated that the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of USWeb shall remain in such positions after the execution and delivery of this Agreement and that following the Effective Time an executive committee comprised of senior management from both CKS and USWeb would be formed to jointly determine the management of USWeb following the Effective Time; the executive committee would meet regularly to review the overall strategy, product direction and operations of the combined company.

  5.20 Change of Name; Increase in Authorized Shares. Subject to the terms hereof, at the USWeb Stockholders' Meeting, USWeb shall propose and recommend that its Certificate of Incorporation be amended at the Effective Time to change its name to "Reinvent Communications, Inc." In addition, subject to the terms hereof, at the USWeb Stockholders' Meeting, USWeb shall propose and recommend that its Certificate of Incorporation be amended to increase the authorized number of shares of Common Stock thereunder to 200 million shares, provided that USWeb may propose and recommend an increase of such lesser number as in good faith it determines (provided that, subject to the terms hereof, such lesser number is not less than the number required to issue shares by virtue of the Merger and the other transactions contemplated hereby).

  5.21 Voting Agreements. CKS and USWeb will use reasonable efforts to deliver or cause to be delivered to the other party, as promptly as practicable on or following the date hereof, from each individual listed in Section 5.21 of the CKS Schedules and the USWeb Schedules, voting agreements in substantially the forms attached hereto as Exhibit G and Exhibit H, respectively, each of which shall be and remain in full force and effect through and until the last to occur of (i) the effective date of any written consent controlling any vote regarding the Merger or (ii) any stockholder meeting (including adjournments) at which a vote regarding the Merger is taken.

  5.22 Tax-Free Reorganization. USWeb and CKS shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of
Section 368(a) of the Code, and to obtain the opinion of its respective counsel contemplated by Section 6.1(d). Each party shall make, and shall use all reasonable efforts to cause those of its respective stockholders that counsel to the parties reasonably request to make, such representations and certificates as counsel to the parties shall reasonably request to enable them to render such opinions.

                                  ARTICLE VI
                           CONDITIONS TO THE MERGER

  6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of CKS; and an increase in the authorized number of shares of USWeb Common Stock so as to permit the issuance of shares of USWeb Common Stock by virtue of the Merger, as well as such issuance, shall have been duly approved by the requisite vote under applicable law and the rules of the Nasdaq by the stockholders of USWeb.

  (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

  (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

  (d) Tax Opinions. USWeb and CKS shall each have received written opinions from their respective counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Gray Cary Ware & Freidenrich LLP, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if the counsel to either USWeb or CKS does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

  (e) Nasdaq Listing. The shares of USWeb Common Stock issuable to stockholders of CKS pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

  (f) Opinion of Accountants. Each of USWeb and CKS shall have received a letter from PricewaterhouseCoopers LLP and KPMG Peat Marwick LLP, each dated within two (2) business days prior to the Effective Time, regarding that firm's concurrence with the conclusions of the management of USWeb and the conclusions of the management of CKS as to the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with this Agreement.

  6.2 Additional Conditions to Obligations of CKS. The obligation of CKS to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by CKS:

  (a) Representations and Warranties. The representations and warranties of USWeb and Merger Sub contained in this Agreement shall (i) have been true and correct in all material respects as of the date of this Agreement and (ii) be true and correct in all material respects on and as of the Effective Time and except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, and in the case of clauses (i) and (ii) in this Section 6.2(a) (other than with respect to the representations in Sections 3.2, 3.3, 3.18 and 3.22) except for breaches, inaccuracies and omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on USWeb. CKS shall have received a certificate with respect to the foregoing signed on behalf of USWeb by the Chief Executive Officer and the Chief Financial Officer of USWeb.

  (b) Agreements and Covenants. USWeb and Merger Sub shall have in all material respects performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and CKS shall have received a certificate to such effect signed on behalf of USWeb by the Chief Executive Officer and the Chief Financial Officer of USWeb.

  (c) Fairness Opinion. Goldman Sachs & Co. shall have delivered an opinion to the Board of Directors of CKS dated as of the date of this Agreement to the effect that, as of such date, the Exchange Ratio is fair to CKS's stockholders from a financial point of view.

  (d) Material Adverse Effect. Except as set forth in Section 3.7 of the USWeb Schedules, no Material Adverse Effect (as defined in Section 3.1(d)) with respect to USWeb shall have occurred since the date of this Agreement.

  (e) Holder Agreements. Each of the USWeb affiliates, as "affiliate" is defined within the meaning of Rule 145 promulgated under the Securities Act, shall have entered into the USWeb Holder Agreement and each of such agreements shall be in full force and effect as of the Effective Time.

  (f) Consents. USWeb shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth in Section 6.2(f) of the USWeb Schedules.

  6.3 Additional Conditions to the Obligations of USWeb and Merger Sub. The obligations of USWeb and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by USWeb:

  (a) Representations and Warranties. The representations and warranties of CKS contained in this Agreement shall (i) have been true and correct in all material respects as of the date of this Agreement, and (ii) be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, and in the case of clauses
(i) and (ii) in this Section 6.3(a), (other than the representations in Sections 2.2, 2.3, 2.19 and 2.23) except for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on CKS. USWeb shall have received a certificate with respect to the foregoing signed on behalf of CKS by the Chief Executive Officer and the Chief Financial Officer of CKS.

  (b) Agreements and Covenants. CKS shall have in all material respects performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and USWeb shall have received a certificate to such effect signed on behalf of CKS by the Chief Executive Officer and the Chief Financial Officer of CKS.

  (c) Fairness Opinion. Morgan Stanley & Co. Incorporated shall have delivered an opinion to the Board of Directors of USWeb as of the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to USWeb's stockholders from a financial point of view.

  (d) Non-Competition Agreements. Mark D. Kvamme and Thomas K. Suiter shall have entered into a non-competition agreement with USWeb or Merger Sub in the form attached hereto as Exhibit F, and such agreements shall be in full force and effect.

  (e) Material Adverse Effect. Except as set forth in Section 2.7 of the CKS Schedules, no Material Adverse Effect (as defined in Section 2.1(d)) with respect to CKS shall have occurred since the date of this Agreement.

  (f) Holder Agreements. Each of the CKS affiliates, as "affiliate" is defined within the meaning of Rule 145 promulgated under the Securities Act, shall have entered into the CKS Holder Agreement and each of such agreements shall be in full force and effect as of the Effective Time.

  (g) Consents. CKS shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Section 6.3(g) of the CKS Schedules.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

  7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of CKS or the approval of the issuance of USWeb Common Stock in connection with the Merger by the stockholders of USWeb:

  (a) by mutual written consent duly authorized by the Boards of Directors of USWeb and CKS;

  (b) by either CKS or USWeb if the Merger shall not have been consummated by February 28, 1999; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; and provided further, that such date may be extended by up to ninety (90) days by either party by written notice to the other party if the Merger would have been consummated but for the absence of one or more required approvals, consents, orders or authorizations of any Governmental Entity or any required third-party consent, waiver or approval, under the HSR Act or like foreign competition or merger control laws and regulations.

  (c) by either CKS or USWeb if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (an "Order"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

  (d) by either CKS or USWeb if the required approvals of the stockholders of CKS contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of the CKS stockholders, duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to CKS where the failure to obtain CKS Stockholder Approval of such party shall have been caused by the action or failure to act of CKS and such action or failure to act constitutes a material breach by CKS of this Agreement);

  (e) by either CKS or USWeb if the required approval of the stockholders of USWeb contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of USWeb stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(e) shall not be available to USWeb where the failure to obtain USWeb Stockholder Approval shall have been caused by the action or failure to act of USWeb and such action or failure to act constitutes a material breach by USWeb of this Agreement);

  (f) by USWeb if (i) the Board of Directors of CKS or any committee thereof shall have withdrawn or modified in a manner adverse to USWeb its approval or recommendation of the Merger or this Agreement, (ii) CKS shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of CKS in favor of approval of the Merger and this Agreement, (iii) in connection with a Rule 14d9 disclosure, the Board of Directors of CKS shall have taken any action other than a rejection of a Rule 14d-9 proposal, (iv) the Board of Directors of CKS or any committee thereof shall have recommended any CKS Alternative Proposal or (v) the Board of Directors of CKS or any committee thereof shall have resolved to do any of the foregoing;

  (g) by CKS if (i) the Board of Directors of USWeb or any committee thereof shall have withdrawn or modified in a manner adverse to CKS its recommendation of approval of the issuance of shares of USWeb Common Stock pursuant to the Merger, (ii) USWeb shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of USWeb in favor of approval of the issuance of shares of USWeb Common Stock pursuant to the Merger, (iii) in connection with a Rule 14d-9 disclosure, the Board of Directors of USWeb shall have taken any action other than a rejection of the Rule 14d-9 proposal, (iv) the Board of Directors of USWeb or any committee thereof shall have recommended any USWeb Alternative Proposal or (v) the Board of Directors of USWeb or any committee thereof shall have resolved to do any of the foregoing;

  (h) by CKS at any time prior to the approval of the Merger by CKS stockholders and, in the case of any CKS Superior Proposal other than a CKS Superior Proposal involving the filing of a Registration Statement on Form S-4, following the earlier of (i) three (3) days following the date the Registration Statement is declared effective pursuant to the Securities Act by the SEC or (ii) sixty (60) days following the date hereof, if the Board of Directors of CKS recommends a CKS Superior Proposal to the stockholders of CKS;

  (i) by CKS, upon a breach of any representation, warranty, covenant or agreement on the part of USWeb set forth in this Agreement, or if any representation or warranty of USWeb shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that

CKS may not terminate this Agreement under this Section 7.1(i) if such inaccuracy in USWeb's representations and warranties or breach by USWeb is curable by USWeb through the exercise of its commercially reasonable best efforts prior to February 28, 1999, provided USWeb continues to exercise commercially reasonable best efforts to cure such breach (it being understood that CKS may not terminate this Agreement pursuant to this paragraph (i) if it shall have materially breached this Agreement or if such breach by USWeb is cured prior to February 28, 1999);

  (j) by USWeb, upon a breach of any representation, warranty, covenant or agreement on the part of CKS set forth in this Agreement, or if any representation or warranty of CKS shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that USWeb may not terminate this Agreement under Section 7.1(k) if such inaccuracy in CKS's representations and warranties or breach by CKS is curable by CKS through the exercise of its commercially reasonable best efforts prior to February 28, 1999, provided CKS continues to exercise commercially reasonable best efforts to cure such breach (it being understood that USWeb may not terminate this Agreement pursuant to this paragraph (j) if it shall have materially breached this Agreement or if such breach by CKS is cured prior to February 28, 1999); or

  (k) By USWeb at any time prior to the approval of the Merger by USWeb stockholders and, in the case of any USWeb Superior Proposal other than a USWeb Superior Proposal involving the filing of a Registration Statement on Form S-4, following the earlier of (i) three days following the date the Registration Statement is declared effective pursuant to the Securities Act by the SEC or (ii) sixty days following the date hereof, if the Board of Directors of USWeb recommends a USWeb Superior Proposal to the stockholders of USWeb.

  7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in
Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8 (Miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement or the Stock Option Agreements, all of which obligations shall survive termination of this Agreement in accordance with their terms.

  7.3 Fees and Expenses.

  (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that USWeb and CKS shall share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

  (b) CKS Payments. In the event that this Agreement is terminated by USWeb pursuant to Section 7.1(f) or CKS pursuant to Section 7.1(h), CKS shall promptly, but in no event later than two (2) days after the date of such termination, pay USWeb a fee equal to $12 million in immediately available funds (the "CKS Termination Fee"). If this Agreement shall be terminated by any party hereto pursuant to Section 7.1(d) and prior to such termination an Alternative Proposal shall have been publicly announced or otherwise publicly disclosed, and prior to the date twelve (12) months following the date of the termination of this Agreement either (i) a CKS Acquisition (as hereinafter defined) shall be consummated or (ii) CKS shall enter into an Acquisition Agreement providing for a CKS Acquisition, then CKS shall pay to USWeb the CKS Termination Fee in immediately available funds in the case of clause (i) concurrently with the consummation of such CKS Acquisition or in the case of clause (ii) one half of the CKS Termination Fee concurrently with the execution of such Acquisition Agreement and the remaining half of the CKS Termination Fee upon the consummation of any CKS Acquisition occurring with twelve (12) months following such execution. CKS acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, USWeb would not enter into this Agreement; accordingly, if CKS fails promptly to pay the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, USWeb commences a suit which results in a judgment against CKS for the amounts set forth in this Section 7.3(b) and such judgment is not set aside or reversed, CKS shall pay to USWeb its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. "CKS Acquisition" shall mean any of the following transactions or series of related transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving CKS pursuant to which the stockholders of CKS immediately preceding such transaction or series of related transactions hold less than 50% of the equity interests in the surviving or resulting entity of such transaction or transactions (without respect to any overlap in the companies' stockholder bases) (other than the transactions contemplated by this Agreement); (ii) a sale or other disposition by CKS of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 50% of the fair market value of CKS's business immediately prior to such sale; or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by CKS), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of 50% or more of the then outstanding shares of capital stock of CKS.

  (c) Payment of fees described in Sections 7.3(b) and (d) shall not be in lieu of damages incurred in the event of material and willful breach of this Agreement.

  (d) USWeb Payments. In the event that this Agreement is terminated by CKS pursuant to Section 7.1(g) or by USWeb pursuant to Section 7.1(k), USWeb shall promptly, but in no event later than two (2) days after the date of such termination, pay CKS a fee equal to $12 million in immediately available funds (the "USWeb Termination Fee"). If this Agreement shall be terminated by any party hereto pursuant to Section 7.1(e) and prior to the time of the occurrence of the event entitling such party to terminate this Agreement pursuant to such provision a USWeb Contingent Proposal shall have been publicly announced or otherwise publicly disclosed, and prior to the date twelve (12) months following the date of the termination of this Agreement either (i) the transaction contemplated by such USWeb Contingent Proposal shall be consummated or (ii) USWeb shall enter into a written agreement providing for the consummation of the transaction contemplated by such USWeb Contingent Proposal, then USWeb shall pay to CKS the USWeb Termination Fee in immediately available funds, in the case of clause (i) concurrently with the consummation of the transaction contemplated by such USWeb Contingent Proposal and in the case of clause (ii) one half of the USWeb Termination Fee concurrently with the execution of such agreement and the remaining half of the USWeb Termination Fee upon the consummation of the transaction contemplated by such agreement. USWeb acknowledges that the agreements contained in this Section 7.3(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, CKS would not enter into this Agreement; accordingly, if USWeb fails promptly to pay the amounts due pursuant to this Section 7.3(d), and, in order to obtain such payment, CKS commences a suit which results in a judgment against USWeb for the amounts set forth in this Section 7.3(d) and such judgment is not set aside or reversed, USWeb shall pay to CKS its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(d) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(d) shall not be in lieu of damages incurred in the event of material and willful breach of this Agreement. "USWeb Contingent Proposal" shall mean a USWeb Proposal, which proposal is and is publicly disclosed to be contingent upon the issuance of shares of USWeb Common Stock pursuant to the Merger not being approved by the stockholders of USWeb or the Merger otherwise not being consummated.

  7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

  7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                 ARTICLE VIII
                              GENERAL PROVISIONS

  8.1 Non-Survival of Representations and Warranties. The representations and warranties of CKS, USWeb and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

  8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

  (a) if to USWeb or Merger Sub, to:

    USWeb Corporation
    2880 Lakeside Drive, Suite 300
    Santa Clara, California 95054
    Attention: Chief Executive Officer
    Telephone No.: (408) 987-3200
    Telecopy No.: (408) 987-3240

    with a copy to:

    Wilson Sonsini Goodrich & Rosati
    Professional Corporation
    650 Page Mill Road
    Palo Alto, California 94304-1050
    Attention: Mark Bonham
    Telephone No.: (650) 493-9300
    Telecopy No.: (650) 493-6811

  (b) if to CKS, to:

    CKS Group, Inc.
    10441 Bandley Drive
    Cupertino, California 95014
    Attention: Chief Executive Officer
    Telephone No.: (408) 366-5100
    Telecopy No.: (408) 366-5120

    with a copy to:

    Gray Cary Ware & Freidenrich LLP
    400 Hamilton Ave.
    Palo Alto, California 94304
    Attention: Rod J. Howard
    Telephone No.: (650) 833-2496
    Telecopy No.: (650) 327-3699

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

  8.3 Interpretation; Knowledge.

  (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

  (b) For purposes of this Agreement, the term "knowledge" means, with respect to any matter in question, (i) as to CKS, that any of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Technology Officer, Director of Finance, Executive Vice President of West Coast Operations and Executive Vice President of CKS and (ii) as to USWeb, that any of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Technology Officer of USWeb, as the case may be, have actual knowledge of such matter.

  8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

  8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including CKS Schedules and the USWeb Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Effective Time and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except with respect to the matters set forth in Section 5.13.

  8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

  8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the Northern District of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

  8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

  8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          USWEB CORPORATION

                                                   /s/ Joseph Firmage
                                          By: _________________________________
                                          Name: Joseph Firmage
                                          Title:  Chief Executive Officer and
                                               Chairman of the Board

                                          USWEB ACQUISITION CORPORATION 134

                                                   /s/ Carolyn V. Aver
                                          By: _________________________________
                                          Name: Carolyn V. Aver
                                          Title:  Executive Vice President and
                                               Chief Financial Officer

                                          CKS GROUP, INC.

                                                   /s/ Mark D. Kvamme
                                          By: _________________________________
                                          Name: Mark D. Kvamme
                                          Title:  Chief Executive Officer and
                                               Chairman of the Board